Exhibit 4.1

POWER-ONE, INC.

WARRANT FOR THE PURCHASE OF SHARES OF
COMMON STOCK OF POWER-ONE, INC.

No. 1	Warrant to Purchase 8,628,941 Shares

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, VOTING AND OTHER MATTERS AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY OR ANY SUCCESSOR THERETO.

FOR VALUE RECEIVED, Power-One, Inc., a Delaware corporation (the “Company”), hereby certifies that Silver Lake Sumeru Fund, L.P., its successor or permitted assigns (the “Holder”), is entitled, subject to the provisions of this Warrant, to purchase from the Company, at the times specified herein, up to an aggregate of eight million six hundred twenty eight thousand nine hundred forty one (8,628,941) fully paid and non-assessable shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”), at a purchase price per share of Common Stock equal to the Exercise Price (as hereinafter defined).  The number of shares of Common Stock to be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth, and all references to “Common Stock”, “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

1.          Definitions.

(a)       The following terms, as used herein, have the following meanings:

“Board of Directors” means the board of directors or comparable governing body of the Company, or any committee thereof duly authorized to act on its behalf.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by law or other governmental action to close.

“Closing Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is listed or admitted for trading or, if the Common

Stock is not listed or admitted for trading on a U.S. national or regional securities exchange, as reported on the quotation system on which such security is quoted. If the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.  If the Common Stock is not so quoted, the “closing price” will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized investment banking firms selected by the Company for this purpose.

“Current Market Price Per Common Share”  as of any date means the average of the Closing Prices per share of Common Stock for each of the five (5) consecutive Trading Days ending (i) on the Trading Day prior to the Exercise Date (in the case of Section 2(d)) or (ii) on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation (in the case of Section 10).

“Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Exercise Price” means $1.33 per Warrant Share, as adjusted from time to time in accordance herewith.

“Expiration Date” means May 8, 2016 at 5:00 p.m., New York City time, or if such day is not a Business Day, then on the next succeeding day that shall be a Business Day.

“Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules: (i) for Common Stock or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the closing prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; (ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board of Directors and Holder, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board of Directors and the holders representing a majority of the then-outstanding shares of Convertible Preferred Stock; or (iii) for any other property, the Fair Market Value shall be determined by the Board of Directors in good faith assuming a willing buyer and a willing seller in an arms’-length transaction; provided that if holders representing a majority of the then-outstanding shares of Convertible Preferred Stock object to a determination of the Board of Directors made pursuant to this clause (iii), the Fair Market Value of such property shall be as determined by nationally recognized investment bank, appraisal or accounting firm

(whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board of Directors and such holders.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the primary exchange or trading system on which such shares are traded) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Original Issuance Date” means May 8, 2009.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of April 23, 2009, between the Company, SLS and Silver Lake Technology Investors Sumeru, L.P.

“SLS” means Silver Lake Sumeru Fund, L.P.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the NASDAQ Global Market or, if the Common Stock is not listed on the NASDAQ Global Market, the principal national securities exchange on which the Common Stock is listed, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day.  A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Warrant” means this Warrant, issued pursuant to the Securities Purchase Agreement.

“Warrant Shares” means the shares of Common Stock deliverable upon exercise of this Warrant, as adjusted from time to time.

(b)      Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement.

2.          Exercise of Warrant; Term.

(a)       Subject to Section 2(e), the Holder is entitled to exercise the right to purchase the Warrant Shares represented by this Warrant, in whole or in part, but not for less than 100,000 Warrant Shares (or such lesser number of Warrant Shares which may then constitute the maximum number purchasable pursuant to this Warrant), such number being subject to adjustment as provided in Section 10, at any time or from time to time after the earlier of (a) the fifteen-month anniversary of the Original Issuance Date and (b) the occurrence of a Fundamental Change (as defined in the Certificate of Designation) until the Expiration Date.  To exercise this Warrant, the Holder shall deliver to the Company (i) an executed Warrant Exercise Notice substantially in the form annexed hereto and (ii) this Warrant.  Upon such delivery and payment (the “Exercise Date”), the Holder shall be deemed to be the holder of record of the Warrant Shares subject to such exercise and shall have all of the rights associated with such Warrant Shares to which the Holder is entitled pursuant to this Warrant, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

(b)      If the Holder exercises this Warrant in part, this Warrant shall be surrendered by the Holder to the Company and a new Warrant of the same tenor and for the unexercised number of Warrant Shares shall be executed by the Company within a reasonable time, and in any event not exceeding three (3) Business Days after the Exercise Date.  The Company shall register the new Warrant in the name of the Holder or in such name or names of its transferee pursuant to Section 6 hereof as may be directed in writing by the Holder, and deliver the new Warrant to the Person or Persons entitled to receive the same.

(c)       Upon surrender of this Warrant and delivery of the Warrant Exercise Notice in conformity with the foregoing provisions, the Company shall transfer to the Holder appropriate evidence of ownership of any Warrant Shares and/or other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the Holder or such name or names of its transferee pursuant to Section 6 hereof as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 5 below, within a reasonable time, not to exceed three (3) Business Days after the Exercise Date.

(d)      Upon exercise of the Warrant pursuant to Section 2(a), the Holder shall be entitled to receive Warrant Shares equal to the value (as determined below) of the Warrant (or the portion thereof being exercised) by surrender of this Warrant and delivery of the Warrant Exercise Notice, in which event the Company will promptly issue to the Holder a number of Warrant Shares computed using the following equation:

X = (A - B) x C
A

where:

X  =         the number of Warrant Shares issuable to the Holder upon exercise pursuant to this Section 2(d).

A  =        the Current Market Price Per Common Share (as of the Exercise Date).

B  =         the Exercise Price (as of the Exercise Date).

C  =         the number of Warrant Shares issuable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of the Warrant being exercised (as of the Exercise Date).

If the foregoing calculation results in zero or a negative number, then no Warrant Shares shall be issued upon exercise pursuant to this Section 2(d).

(e)       No Holder will be permitted to exercise the right to purchase Warrant Shares if and to the extent, following such exercise, either (i) such Holder’s, together with such Holder’s Affiliates, aggregate voting power on a matter being voted on by holders of the Common Stock would exceed 19.9% of the Maximum Voting Power (as defined in the Certificate of Designation) or (ii) such Holder, together with such Holder’s Affiliates, would Beneficially Own (disregarding for this purpose clause (ii) of the definition of “Beneficially Own”) more than 19.9% of the then outstanding Common Stock; provided, however, that such exercise restriction shall not apply in connection with and subject to completion of (A) a Public Sale of the Common Stock to be issued upon such exercise, if following consummation of such Public Sale such Holder and its Affiliates will not Beneficially Own in excess of 19.9% of the then outstanding Common Stock or (B) a bona fide third party tender offer for the Common Stock issuable thereupon.  For purposes of the foregoing sentence, the number of shares of Common Stock Beneficially Owned by a Holder and its Affiliates shall include the number of Warrant Shares to be issued with respect to which a Warrant Exercise Notice has been given, but shall exclude the number of shares of Common Stock which would be issuable upon conversion or exercise of (w) the Convertible Preferred Stock, (x) any Junior Preferred Stock, (y) any outstanding Notes, and (z) any other outstanding Warrants Beneficially Owned by such Holder or any of its Affiliates.  Upon the written request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of shares of Common Stock then outstanding.

3.          Restrictive Legend.  Certificates representing shares of Common Stock issued pursuant to this Warrant shall bear a legend substantially in the form of the legend set forth on the first page of this Warrant to the extent that and for so long as such legend is required pursuant to the Securities Purchase Agreement or applicable securities laws.

4.          Reservation of Shares; Listing.  The Company hereby agrees at all times to keep reserved for issuance and delivery upon exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities of the Company from time to time issuable upon exercise of this Warrant as will be sufficient to permit the exercise in full of this Warrant.  The Company hereby represents that all such shares shall be duly authorized and, when issued upon such exercise pursuant to the terms of this Warrant, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than restrictions on transfer contemplated by Section 6 or those created by the Holder) and free and clear of all preemptive rights.  The Company will use its reasonable best efforts to ensure that the Common Stock may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the shares of Common Stock are listed or traded.

5.          No Fractional Warrant Shares or Scrip.  No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant.  In lieu of delivery of any such fractional Warrant Share upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price Per Common Share at the date of such exercise.

6.          Transfer or Assignment of Warrant.  Subject to compliance with the Securities Purchase Agreement, the Holder shall be entitled, without obtaining the consent of the Company, to assign and transfer this Warrant or any rights hereunder, at any time in whole or from time to time in part, but not for less than 100,000 Warrant Shares (or such lesser number of Warrant Shares which may then constitute the maximum number purchasable pursuant to this Warrant), such number being subject to adjustment as provided in Section 10, to any Person or Persons.  Subject to the preceding sentence, upon surrender of this Warrant to the Company, together with the attached Warrant Assignment Form duly executed, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee or assignees named in such instrument of assignment and, if the Holder’s entire interest is not being assigned, in the name of the Holder and this Warrant shall promptly be canceled.  All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 6 shall be paid by the Company.

7.          Charges, Taxes and Expenses.  Issuance of certificates for Warrant Shares (or other securities) to the Holder upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.          Exchange and Registry of Warrant.  The Company shall maintain a registry showing the name and address of the Holder as the registered holder of this Warrant, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.  This Warrant is exchangeable, upon the surrender hereof by the Holder to the Company, for a new Warrant or Warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

9.          Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon the receipt of a bond, indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and date and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

10.        Anti-dilution Provisions.

(a)       Adjustment for Change In Capital Stock.

(i)      If the Company shall, at any time and from time to time while this Warrant is outstanding, issue a dividend or make a distribution on its Common Stock payable in shares of its Common Stock to all or substantially all holders of its Common Stock, then at the opening of business on the Ex-Dividend Date for such dividend or distribution:

(A)       The Exercise Price will be adjusted by multiplying such Exercise Price by a fraction: (1) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and (2) the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution.

(B)       The number of Warrant Shares will be adjusted by multiplying such number by a fraction: (1) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(a)(i)(A); and (2) the denominator of which shall be the Exercise Price immediately after such adjustment.

If any dividend or distribution of the type described in this Section 10(a)(i) is declared but not so paid or made, the Exercise Price and number of Warrant Shares issuable shall again be adjusted to the Exercise Price and number of Warrant Shares issuable which would then be in effect if such dividend or distribution had not been declared.  Except as set forth in the preceding sentence, in no event shall the Exercise Price be increased or the number of Warrant Shares issuable be decreased pursuant to this Section 10(a)(i).

(ii)     If the Company shall, at any time or from time to time while this Warrant is outstanding, subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares of Common Stock, then the Exercise Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Company shall, at any time or from time to time while this Warrant is outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Exercise Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased.  In each such case, effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective:

(A)       The Exercise Price shall be adjusted by multiplying such Exercise Price by a fraction: (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision, combination or reclassification.

(B)       The number of Warrant Shares will be adjusted by multiplying such number by a fraction:  (1) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(a)(ii)(A) and (2) the denominator of which shall be the Exercise Price immediately after such adjustment.

(b)      Adjustment for Rights Issue.  If the Company shall, at any time or from time to time while this Warrant is outstanding, distribute rights, options or warrants to all or substantially all holders of its Common Stock entitling them, for a period expiring within 60 days after the record date for such distribution, to purchase shares of Common Stock, or securities convertible into, or exchangeable or exercisable for, Common Stock, in either case, at less than the average of the Closing Price for the five consecutive Trading Days immediately preceding the first public announcement of the distribution, then, effective immediately after the opening of business on the Ex-Dividend Date:

(i)         The Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction: (A) the numerator of which shall be the number of shares of Common Stock outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock issuable pursuant to such rights, options or warrants would purchase at the Current Market Price Per Common Share on the declaration date for such distribution (determined by multiplying such total number of shares of Common Stock so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price Per Common Share); and (B) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional shares of Common Stock issuable pursuant to such rights, options or warrants.

(ii)        The number of Warrant Shares will be adjusted by multiplying such number by a fraction: (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(b)(i) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.  To the extent that shares of Common Stock are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Exercise Price and number of Warrant Shares issuable under this Warrant shall be readjusted to the Exercise Price and number of Warrant Shares issuable that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In the event that such rights, options or warrants are not so distributed, the Exercise Price and number of Warrant Shares shall again be adjusted to be the Exercise Price and the number of Warrant Shares issuable which would then be in effect if the Ex-Dividend Date for such distribution had not occurred.  In determining whether any rights, options or warrants entitle the holders to purchase shares of Common Stock at less than the average of the Closing Prices for the five consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors.  Except as set forth in this Section, in no event shall the Exercise Price be increased or the number of Warrant Shares decreased pursuant to this Section 10(b).

(c)       Adjustment for Other Distributions.

(i)        If the Company shall, at any time or from time to time while this Warrant is outstanding, distribute to all or substantially all holders of its Common Stock any of its Capital Stock (as defined in the Indenture), assets, or debt securities or any rights, warrants or options to purchase securities of the Company (excluding (x) any distributions described in Section 10(a)(i), (y) any rights or warrants described in Section 10(b) and (z) any all-cash dividends or other cash distributions referred to in Section 10(d)) (such Capital Stock, assets, debt securities or rights to purchase securities of the Company being distributed hereinafter in this Section 10(c) called the “Distributed Assets”), and subject to Section 10(c)(ii), then at the opening of business of the Ex-Dividend Date for such distribution:

(A)       The Exercise Price will be adjusted by multiplying such Exercise Price by a fraction: (1) the numerator of which will be the Current Market Price Per Common Share, less the Fair Market Value of the portion of Distributed Assets so distributed applicable to one share of the Common Stock (determined on the basis of the number of shares of Common Stock outstanding on such Ex-Dividend Date); and (2) the denominator of which will be the Current Market Price Per Common Share on such date specified in clause (1).

(B)       The number of Warrant Shares will be adjusted by multiplying such number by a fraction:  (1) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(c)(i)(A); and (2) the denominator of which shall be the Exercise Price immediately after such adjustment.

Such increase shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.  In the event that such distribution is not so made, the Exercise Price and the number of Warrant Shares issuable shall again be adjusted to be the Exercise Price and number of Warrant Shares issuable which would then be in effect if such distribution had not been declared.  Except as set forth in the prior sentence, in no event shall the Exercise Price be increased or the number of Warrant Shares issuable be decreased pursuant to this Section 10(c).

(ii)          With respect to an adjustment pursuant to this Section 10(c) where there has been a payment of a dividend or other distribution on Common Stock of shares of Capital Stock (as defined in the Indenture) of, or similar equity interests in, a Subsidiary or other business unit of the Company, then at the opening of business of the Ex-Dividend Date for such distribution:

(A)       The Exercise Price will be adjusted by multiplying such Exercise Price by a fraction: (1) the numerator of which shall be the average of the Closing Prices over the five Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date for such dividend or distribution (the “Average Sale Price”); and (2) the denominator of which shall be (x) the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the five Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date for such dividend or distribution on the principal national securities exchange or inter-dealer quotation system on which such securities are then listed or traded, plus (y) the Average Sale Price specified in clause (1).

(B)      The number of Warrant Shares will be adjusted by multiplying such number by a fraction:  (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(c)(ii)(A) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

(d)      Adjustment for Cash Dividends.  If the Company shall, at any time or from time to time while this Warrant is outstanding, by dividend or otherwise, distribute to all or substantially all holders of its shares of Common Stock, cash (excluding (A) any distributions described in Section 10(e) below or (B) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), then at the opening of business of the Ex-Dividend Date for such dividend or distribution:

(i)        The Exercise Price will be adjusted by multiplying such Exercise Price by a fraction: (A) the numerator of which shall be the Current Market Price Per Common Share on such date, less the amount of the dividend or distribution per share of Common Stock; and (B) the denominator of which shall be the Current Market Price Per Common Share.

(ii)       The number of Warrant Shares will be adjusted by multiplying such number by a fraction:  (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(d)(i) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such dividend or distribution.  In the event that such dividend or distribution is not so made, the Exercise Price and the number of Warrant Shares issuable shall again be adjusted to be the Exercise Price and the number of Warrant Shares issuable which would then be in effect if such dividend or distribution had not been declared.  Except as set forth in the preceding sentence, in no event shall the Exercise Price be increased or the number of Warrant Shares issuable be decreased pursuant to this Section 10(c).

(e)       Adjustment for Certain Tender Offers or Exchange Offers.  In case the Company or any of its Subsidiaries shall, at any time or from time to time, while this Warrant is outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Company or any Subsidiary for all or any portion of the Common Stock, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged shares of Common Stock, the “Purchased Shares”) exceeds the Closing Price per share of the Common Stock on the first Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, effective immediately after the close of business on such date:

(i)        The Exercise Price will be adjusted by multiplying such Exercise Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (x) the number of shares of Common Stock outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (y) the Closing Price per share of the Common Stock on the first Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of shares of Common Stock outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Common Stock on the first Trading Day immediately following the Expiration Date.

(ii)       The number of Warrant Shares issuable upon exercise of this Warrant will be adjusted by multiplying such number by a fraction: (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(e)(i) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

An adjustment, if any, to the Exercise Price and the number of Warrant Shares issuable pursuant to this Section 10(e) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date.  In the event that the Company or a Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price and the number of Warrant Shares issuable shall again be adjusted to be the Exercise Price and the number of Warrant Shares issuable which would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this Section 10(e) to any tender offer or exchange offer would result in an increase in the Exercise Price or a decrease in the number of Warrant

Shares issuable, no adjustment shall be made for such tender offer or exchange offer under this Section 10(e).

(f)       Disposition Events.

(i)        If any of the following events (any such event, a “Disposition Event”) occurs:

(A)     any reclassification or exchange of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(B)      any merger, consolidation or other combination to which the Company is a constituent party; or

(C)      any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Company to any other Person;

in each case, as a result of which all or substantially all of the holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock, the Company or the successor or purchasing Person, as the case may be, shall provide that this Warrant be exercised following the effective date of any Disposition Event, shall be exercised, in lieu of the Common Stock otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Common Stock in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Common Stock holding, immediately prior to the transaction, a number of shares of Common Stock equal to the number of Warrant Shares issuable under this Warrant (without giving effect to any of the exceptions contained herein) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Common Stock with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Common Stock.  The Company may not cause, or agree to cause, a Disposition Event to occur, unless the issuer of any securities or other property into which this Warrant thereafter becomes exercisable agrees, for the express benefit of the holders of record of this Warrant (including making them beneficiaries of such agreement), to issue such securities or property.

(ii)   The provisions of this Section 10(f) shall similarly apply to successive Disposition Events.  If this Section 10(f) applies to any event or occurrence, neither Section 10(a) nor Section 10(e) shall apply; provided, however, that this Section 10(f) shall not apply to any stock split or combination to which Section 10(a) is applicable.  To the extent that equity securities of a company are received by the holders of Common Stock in connection with a Disposition Event, the portion of this Warrant which will be exercisable into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this Section 10.

(g)      Provisions Governing Adjustment to Exercise Price and number of Warrant Shares Issuable.  Rights, options or warrants distributed by the Company to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of Section 10(a), 10(b), 10(c), 10(d), 10(e) or 10(f) (and no adjustment to the Exercise Price or number of Warrant Shares issuable under Section 10(a), 10(b), 10(c), 10(d), 10(e) or 10(f) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed and, except as set forth in Section 10(q), an appropriate adjustment (if any is required) to the Exercise Price and the number of Warrant Shares issuable shall be made under Section 10(b) (without giving effect to the 60 day limit on the exercisability of rights and warrants ordinarily subject to such Section 10(b)) (if and to the extent such rights, options and warrants are exercisable for shares of Common Stock or Common Stock equivalents) and/or Section 10(c) (if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Company’s capital stock other than shares of Common Stock or Common Stock equivalents).  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Warrant, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof), except as set forth in Section 10(q).  In addition, except as set forth in Section 10(q), in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price or the number of Warrant Shares issuable under Section 10(a), 10(b), 10(c), 10(d), 10(e) or 10(f) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Exercise Price and the number of Warrant Shares issuable shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Rights Trigger, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Exercise Price and the number of Warrant Shares issuable shall be readjusted as if such rights, options and warrants had not been issued.  Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Company prior to a Rights Trigger or are exchanged by the Company, in either case for shares of Common Stock, the Exercise Price and number of Warrant Shares issuable shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this Section 10(g)) as if such rights, options or warrants had not been issued, and instead the Exercise Price and number of Warrant Shares issuable will be adjusted as if the Company had issued the shares of Common Stock issued upon such redemption or exchange as a dividend or distribution of shares of Common Stock subject to Section 10(a)(i), (B) to the extent any such rights, options or warrants are redeemed by the Company prior to a Rights Trigger or are exchanged by the Company, in either case for cash, the Exercise Price and number of Warrant Shares issuable shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this Section 10(g)) as if such rights, options or warrants had not been issued, and instead the Exercise Price and number of Warrant Shares issuable will be adjusted as if the Company had delivered cash upon such redemption or exchange as a dividend or distribution of cash subject to Section 10(d) (without giving effect to any of the exceptions contained therein) and (C) to the extent any such rights, options or warrants are redeemed by the Company prior to a Rights Trigger or are exchanged by the Company, in either case for any capital stock, assets or debt securities or any rights, warrants or options of the Company not otherwise provided pursuant to the immediately foregoing clauses (A) or (B), the Exercise Price and number of Warrant Shares issuable shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this Section 10(g)) as if such rights, options or warrants had not been issued, and instead the Exercise Price and number of Warrant Shares issuable will be adjusted as if the Company had delivered capital stock, assets or debt securities or any rights, warrants or options of the Company upon such redemption or exchange as a distribution of capital stock, assets or debt securities or any rights, warrants or options of the Company subject to Section 10(c) (without giving effect to any of the exceptions contained therein).

(h)      Minimum Adjustment.  Notwithstanding the foregoing, the Exercise Price will not be reduced (and the corresponding increase to the number of Warrant Shares will not occur) if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect to the Exercise Price (and increase with respect to the number of Warrant Shares) will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(i)        When No Adjustment Required.

(i)        No adjustment need be made for a transaction referred to in Section 10(a) or 10(b) if the Holder participates, without exercising this Warrant, in the transaction or event that would otherwise give rise to an adjustment pursuant to such section at the same time as holders of the Common Stock participate with respect to such transaction or event and on the same terms as holders of the Common Stock participate with respect to such transaction or event as if the Holder, at such time, held a number of shares of Common Stock equal to the Warrant Shares at such time.

(ii)       No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

(iii)      No adjustment need be made for a change in the par value or no par value of the Common Stock.

(iv)     To the extent this Warrant becomes exercisable pursuant to this Section 10 into cash, no adjustment need be made thereafter as to the cash.  Interest will not accrue on the cash.

(j)        Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share.  Except as otherwise explicitly provided herein, the number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Company.  The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(k)       Waiver.  Notwithstanding the foregoing, the Exercise Price will not be reduced and the number of Warrant Shares issuable will not be increased if the Company receives, prior to the effective time of the adjustment to the Exercise Price and number of Warrant Shares issuable, written notice from the Holder that no adjustment is to be made as the result of a particular issuance of Common Stock or other dividend or other distribution on shares of Common Stock.  This waiver will be limited in scope and will not be valid for any issuance of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

(l)        Tax Adjustment.  Anything in this Section 10 notwithstanding, the Company shall be entitled to make such downward adjustments in the Exercise Price (and corresponding increase to the number of Warrant Shares issuable), in addition to those required by this Section 10, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for federal income tax purposes as a dividend or stock split will not be taxable to the holders of Common Stock.

(m)      Par Value.  Anything in this Section 10 notwithstanding, no adjustment to the Exercise Price shall reduce the Exercise Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Exercise Price to such par value.

(n)      No Duplication.  If any action would require adjustment of the Exercise Price and the number of Warrant Shares pursuant to more than one of the provisions described in this Section 10 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(o)      Notice of Record Date.  In the event (i) the Company takes any action that would require an adjustment in the Exercise Price and/or the number of Warrant Shares pursuant to Section 10(a), 10(b), 10(c), 10(d), 10(e) or 10(f) (unless no adjustment is to occur pursuant to Sections 10(h) or 10(i) or (ii) there is a liquidation or dissolution of the Company, then the Company shall file with its corporate records and mail to the Holder at the Holder’s last addresses as shown on the records of the Company, at least 10 days prior to such the proposed Ex-Dividend Date or proposed effective date, as the case may be, a notice stating the proposed Ex-Dividend Date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution.  Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

(p)      Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price and the number of Warrant Shares issuable pursuant to this Section 10, the Company at its expense shall promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate, signed by an officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Company shall, upon the reasonable written request of the Holder, furnish to such Holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Exercise Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the exercise of this Warrant.

(q)      Rights Issued in Respect of Warrant Shares Issued Upon Exercise.  In the event the Company adopts or implements a shareholder rights agreement (a “Shareholder Rights Plan”), including, without limitation, a rights agreement in existence on the Original Issuance Date, pursuant to which rights (“Rights”) are distributed to the holders of Common Stock of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the exercise right or Exercise Price at any time prior to the distribution of separate certificates representing such Rights.  If, however, prior to any conversion, the Rights have separated from the Common Stock, the Exercise Price and the number of Warrant Shares issuable shall be adjusted at the time of separation as described in Section 10(c) above, subject to readjustment in the events set forth therein.

11.        Notices.  Any notice, demand or delivery authorized by this Warrant shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company, to it at the following address:

Power-One, Inc.
740 Calle Plano

Camarillo, California

Attention: Chief Executive Officer

Facsimile: (805) 383-5898

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Facsimile: (213) 229-7520
Attention: Jennifer Bellah Maguire

If to the Holder:

Silver Lake Sumeru Fund, L.P.
2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Attention:  Karen King

Facsimile: (650) 234-2502

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 251-5002

Attention: Richard Capelouto

Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.

12.        Rights of the Holder; Transfer Books.  Prior to any exercise of this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders or any notice of any proceedings of the Company except as may be specifically provided for herein.  The Company will at no time close its stock transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

13.        GOVERNING LAW.  THIS WARRANT AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

14.        Binding Effect.  This Warrant shall be binding upon any successors or assigns of the Company.

15.        Amendments; Waivers.  Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16.        Entire Agreement.  This Warrant and the forms attached hereto and the Securities Purchase Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangement or undertakings with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of May 8, 2009.

POWER-ONE, INC.

By:	/s/ Richard J. Thompson
Name: Richard J. Thompson
Title: President and Chief Executive Officer

[Signature Page to Warrant]

Acknowledged and Agreed:

SILVER LAKE SUMERU FUND, L.P.

By:	SILVER LAKE TECHNOLOGY
ASSOCIATES SUMERU, L.P.,
its general partner

By:	SLTA SUMERU (GP), L.L.C.,
its general partner

By:	SILVER LAKE GROUP, L.L.C.,
its managing member

By:	/s/ Kyle T. Ryland
Name: Kyle T. Ryland
Title: Managing Director

[Signature Page to Warrant]

WARRANT EXERCISE NOTICE FORM

To:                              Power-One, Inc.

The undersigned irrevocably exercises the Warrant for the purchase of                        shares (the “Warrant Shares”) of Common Stock, par value $.001 per share, of Power-One, Inc. (the “Company”) at $           per share (the Exercise Price currently in effect pursuant to the Warrant) and herewith makes payment of $                       (such payment being made as specified below), all on the terms and conditions specified within the Warrant, surrenders the Warrant and all right, title and interest therein to the Company and directs that the Warrant Shares and replacement Warrant, if applicable, deliverable upon the exercise of this Warrant or portion of this Warrant be registered or placed in the name and at the address specified below and delivered thereto.

Date:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Payment:	☐	$ wire transfer

	☐	$ check

	☐	Reduction in number of Warrant Shares that would otherwise be issued upon exercise pursuant to Section 2(d)
of the Warrant

Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised portion of the Warrant evidenced by the within Warrant to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

WARRANT ASSIGNMENT FORM

Dated                         ,

FOR VALUE RECEIVED,                        hereby sells, assigns and transfers unto                                         (the “Assignee”),

(please type or print in block letters)

(insert address)

its right to purchase up to            shares of Common Stock represented by this Warrant and does hereby irrevocably constitute and appoint                                 attorney-in-fact, to transfer the same on the books of the Company, with full power of substitution in the premises.

Signature: